Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal

Fourth Quarter, Full Year 2024 Financial Results

Stroudsburg, PA. – October 23, 2024 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, asset management and trust, and investment services in eastern Pennsylvania, today announced financial results for the fiscal fourth quarter and full year ended September 30, 2024.

Net income was $4.2 million, or $0.44 per diluted share, for the three months ended September 30, 2024, compared with $4.6 million, or $0.47 per diluted share, for the three months ended September 30, 2023. Net income was $17.0 million, or $1.78 per diluted share, for the full year ended September 30, 2024, compared with $18.6 million, or $1.91 per diluted share, for the full year ended September 30, 2023.

Gary S. Olson, President and CEO, commented: “The Company’s positive earnings results throughout fiscal 2024 reflected efficient and productive operations, a focus on disciplined loan growth, and balance sheet management. Our financial performance drove shareholder value and supported the Company’s longstanding practice of approving meaningful quarterly cash dividends to shareholders.”

“In a year of high interest rates, economic uncertainty, and moderate loan activity compared to the prior year, maintaining the high quality of loans was a top priority. Through disciplined credit and asset management, we further strengthened measures of asset quality. Ratios of nonperforming loans to total loans and allowance for credit losses to total loans improved. We had negligible loan charge-offs during the year. Solid loan quality contributed to a release of credit loss reserves.”

“The Company’s financial strength was reflected in a strong capital position, available liquidity and prudent expense management.”

“Managing interest expense in light of the high-rate environment was a significant challenge throughout the Company’s fiscal year. Although interest expense increased significantly in year over year comparisons, prompt adjustments to rates on loans contributed to expanded interest income and higher yields on earning assets that partially offset higher interest expense and helped mitigate margin compression.”

“Entering a new fiscal year, positive economic trends and the prospect of decreasing interest rates increases our confidence that there will be both loan and deposit growth opportunities. We are financially and operationally well positioned to meet the financial needs of the individuals and businesses in the communities we serve.”

FISCAL FOURTH QUARTER AND FULL YEAR OF 2024 HIGHLIGHTS

•	Sound, efficient operations drove a return on average assets (ROAA) of 0.77% for the three months ended September 30, 2024 and 0.78% for the year ended September 30, 2024.

•

Continued earnings strength and shareholder value growth was reflected in return on average equity (ROAE) of 7.28% for the three months ended September 30, 2024 and 7.58% for the year ended September 30, 2024.

•

Total interest income in the fourth quarter of 2024 was $26.1 million compared with $25.1 million in the fourth quarter of 2023. For the year ended September 30, 2024, total interest income rose to $103.5 million from $85.5 million for the year ended September 30, 2023, primarily reflecting asset growth and higher yields on earning assets.

•

Net interest income after provision for credit losses was $14.5 million for the three months ended September 30, 2024, compared with $15.3 million for the three months ended September 30, 2023. Net interest income after provision for credit losses was $59.6 million for the year ended September 30, 2024, compared with $60.9 million for the year ended September 30, 2023. Both periods of 2024 reflected releases of credit loss provisions.

•

Total net loans at September 30, 2024, were $1.74 billion, up 3.8% from $1.68 billion a year earlier, reflecting strong originations in commercial real estate, residential mortgage and home equity loans together with slower prepayment speeds due to higher interest rates.

•

Lending activity was highlighted by 7.6% growth in commercial real estate loans to $884.6 million at September 30, 2024, from $822.0 million at September 30, 2023. During the same period, the residential mortgage portfolio increased 1.2% to $721.5 million from $713.3 million.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.58% at September 30, 2024, compared to 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.87% at September 30, 2024, compared to 1.09% at September 30, 2023.

•

Total deposits were $1.63 billion at September 30, 2024, with lower-cost core deposits comprising 64.3% of total deposits. Uninsured deposits were 30% of total deposits at September 30, 2024, including approximately $204.9 million of fully collateralized municipal deposits.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 10.01% at September 30, 2024.

•

Total stockholders’ equity increased to $230.4 million at September 30, 2024, compared with $219.7 million at September 30, 2023. Tangible book value per share at September 30, 2024, rose to $21.40 from $19.80 at September 30, 2023.

Fiscal Fourth Quarter and Full Year 2024 Income Statement Review

Total interest income was $26.1 million for the fourth quarter of fiscal 2024 compared with $25.1 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 5.04% from 4.79%. Total interest income was $103.5 million for the full fiscal year of 2024 compared with $85.5 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.98% from 4.51%.

Interest expense was $11.7 million for the fourth quarter of 2024, compared with $9.5 million for the same period in 2023, reflecting increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 2.83% in the fiscal 2024 fourth quarter compared with 2.26% for the same quarter in fiscal 2023.

Interest expense was $45.2 million for the full year of 2024, compared with $23.9 million for the same period in 2023. The Company’s cost of interest-bearing liabilities was 2.70% in fiscal 2024 compared with 1.61% in fiscal 2023. Average interest-bearing liabilities increased to $179.8 million for the full year of fiscal 2024, compared to the same period in fiscal 2023.

Net interest income after the (release of) provision for credit losses in the fourth quarter of 2024 was $14.5 million, compared with $15.3 million for the fourth quarter of 2023. There was a $120,000 release of credit loss in the 2024 fiscal fourth quarter compared to a provision of $250,000 for the same quarter in 2023. The release was primarily driven by a decrease in expected credit losses in the loan portfolio, including unfunded commitments. Net interest income after the (release of) provision for credit losses for the full year of 2024 was $59.6 million, down from $60.9 million for the full year of 2023. There was a $1.4 million release of credit loss in the 2024 fiscal year compared to a provision of $700,000 for the full year of 2023, primarily driven by a decrease in expected credit losses in the loan portfolio, including unfunded loan commitments.

The net interest margin for the fourth quarter of 2024 was 2.79% compared with 2.97% for the comparable period of fiscal 2023. The net interest margin for the full year of 2024 was 2.80% compared with 3.24% for the comparable period of fiscal 2023.

Noninterest income was $2.1 million for the fourth quarter of 2024, compared with $2.0 million a year earlier. A decrease in fee income was more than offset by an increase in earnings on bank-owned life insurance. Noninterest income was $8.2 million for the full year of 2024 compared with $7.9 million for the full year of 2023. A decrease in fee income was more than offset by increases in gains from the sale of loans, earnings on bank-owned life insurance and other income.

Noninterest expense for the fourth quarters of 2024 and 2023 was $11.5 million, respectively. Decreases in professional fees and foreclosed real estate expenses were offset by increases in compensation and employee benefits, occupancy and equipment and data processing expense. Noninterest expense for the full year of 2024 was $46.9 million compared to $45.7 million for the full year of 2023. The increase was due primarily to increases in compensation and employee benefits, occupancy and equipment, data processing and FDIC insurance partially offset by a decline in professional fees.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.2 billion at September 30, 2024, compared with $2.3 billion at September 30, 2023. The decrease of $105.5 million, or 4.6%, primarily reflects decreases in investments securities available for sale, and total cash and cash equivalents, partially offset by growth in total net loans outstanding.

Investment securities available for sale at September 30, 2024 decreased by $118.2 million compared to September 30, 2023. The decrease was primarily due to the maturity of short-term U.S. Treasury securities used in 2023 to collateralize public deposits. Similar deposits in 2024 were collateralized with letters of credit from the FHLBANK Pittsburgh.

Total net loans were $1.74 billion at September 30, 2024, up from $1.68 billion at September 30, 2023. Residential real estate loans were $721.5 million at September 30, 2024, compared with $713.3 million at September 30, 2023. During the fiscal year ended September 30, 2024 the Company sold $19.8 million in mortgages.

Commercial real estate loans increased to $884.6 million at September 30, 2024, compared with $822.0 million at September 30, 2023. Commercial loans (primarily commercial and industrial) were $36.8 million compared with $48.1 million at September 30, 2023. Loans to states and political subdivisions were $48.6 million at September 30, 2024, compared to $48.1 million at September 30, 2023.

Nonperforming assets were $12.8 million, or 0.58% of total assets at September 30, 2024, compared to $14.4 million, or 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.87% at September 30, 2024, compared to 1.09% at September 30, 2023.

Total deposits were $1.63 billion at September 30, 2024, compared with $1.66 billion at September 30, 2023. Core deposits (demand, savings and money market accounts) were $1.05 billion, or 64.3% of total deposits, at September 30, 2024, compared to $1.16 billion, or 69.7% of total deposits at September 30, 2023. Noninterest bearing demand accounts at September 30, 2024 were $256.6 million, down 8.5% from September 30, 2023. Interest bearing demand accounts declined 9.8% to $312.7 million. Money market accounts were $334.6 million at September 30, 2024, down 8.8% from September 30, 2023. Certificates of deposit increased $78.1 million, or 15.5% to $582.1 million at September 30, 2024, compared to September 30, 2023. Included in the certificates of deposit are $252.0 million in brokered certificates of deposit. Total borrowings decreased to $290.0 million at September 30, 2024, from $374.7 million at September 30, 2023.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 10.01% at September 30, 2024, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $10.7 million to $230.4 million at September 30, 2024, from $219.7 million at September 30, 2023, primarily reflecting net income and a decrease in accumulated other comprehensive loss, offset in part by dividends paid to shareholders and the repurchase of common stock. Tangible book value per share at September 30, 2024, was $21.40 compared to $19.80 at September 30, 2023.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2024	September 30, 2023
	(dollars in thousands)
ASSETS
Cash and due from banks	$38,683	$39,008
Interest-bearing deposits with other institutions	9,897	46,394

Total cash and cash equivalents	48,580	85,402
Investment securities available for sale, at fair value	215,869	334,056
Investment securities held to maturity, at amortized cost
(net of allowance for credit losses of $0)	47,378	52,242
Loans, held for sale	—	250
Loans receivable (net of allowance for credit losses of $15,306 and $18,525)	1,744,284	1,680,525
Regulatory stock, at cost	18,750	17,890
Premises and equipment, net	11,253	12,913
Bank-owned life insurance	39,571	39,026
Foreclosed real estate	3,195	3,311
Intangible assets, net	—	91
Goodwill	13,801	13,801
Deferred income taxes	3,889	6,877
Derivative and hedging assets	8,203	19,662
Other assets	32,944	27,200

TOTAL ASSETS	$2,187,717	$2,293,246

LIABILITIES
Deposits	$1,629,051	$1,661,016
Short-term borrowings	280,000	374,652
Other borrowings	10,000	—
Advances by borrowers for taxes and insurance	6,870	6,550
Derivative and hedging liabilities	9,183	9,579
Other liabilities	22,192	21,741

TOTAL LIABILITIES	1,957,296	2,073,538

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	183,073	182,681
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(5,557)	(6,009)
Retained earnings	163,473	151,856
Treasury stock, at cost	(104,184)	(99,508)
Accumulated other comprehensive loss	(6,565)	(9,493)

TOTAL STOCKHOLDERS’ EQUITY	230,421	219,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,187,717	$2,293,246

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$22,585	$20,608	$87,688	$73,329
Investment securities:
Taxable	2,551	3,486	11,752	9,834
Exempt from federal income tax	10	10	42	42
Other investment income	909	957	3,975	2,294

Total interest income	26,055	25,061	103,457	85,499

INTEREST EXPENSE
Deposits	9,297	6,666	33,322	17,399
Short-term borrowings	2,217	2,855	11,317	6,546
Other borrowings	145	—	539	—

Total interest expense	11,659	9,521	45,178	23,945

NET INTEREST INCOME	14,396	15,540	58,279	61,554
(Release of) Provision for credit losses	(120)	250	(1,360)	700

NET INTEREST INCOME AFTER (RELEASE OF) PROVISION FOR CREDIT LOSSES	14,516	15,290	59,639	60,854

NONINTEREST INCOME
Service fees on deposit accounts	719	732	2,808	3,075
Services charges and fees on loans	350	365	1,331	1,350
Loan swap fees	36	125	163	263
Unrealized loss on equity securities	—	—	(6)	(4)
Trust and investment fees	429	409	1,640	1,640
Loss on sale of investments, net	—	(121)	—	(121)
Gain on sale of loans, net	87	75	375	172
Earnings on bank-owned life insurance	279	204	931	786
Insurance commissions	132	125	527	584
Other	88	69	435	161

Total noninterest income	2,120	1,983	8,204	7,906

NONINTEREST EXPENSE
Compensation and employee benefits	6,716	6,467	26,906	26,621
Occupancy and equipment	1,215	1,118	4,842	4,341
Professional fees	1,013	1,179	4,295	4,760
Data processing	1,333	1,213	5,399	4,910
Advertising	189	113	680	648
Federal Deposit Insurance Corporation (“FDIC”) premiums	329	330	1,638	1,078
Foreclosed real estate	—	235	101	231
Amortization of intangible assets	—	48	91	190
Other	707	768	2,929	2,911

Total noninterest expense	11,502	11,471	46,881	45,690

Income before income taxes	5,134	5,802	20,962	23,070
Income taxes	955	1,173	3,970	4,494

NET INCOME	$4,179	$4,629	$16,992	$18,576

Earnings per share:
Basic	$0.44	$0.47	$1.78	$1.91
Diluted	$0.44	$0.47	$1.78	$1.91
Dividends per share	$0.15	$0.15	$0.60	$0.60

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2024	2023	2024	2023
	(unaudited)
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,168,605	$2,193,302	$2,192,136	$2,011,329
Total interest-earning assets	2,056,158	2,077,342	2,077,988	1,896,988
Total interest-bearing liabilities	1,638,562	1,672,443	1,671,205	1,491,428
Total stockholders’ equity	228,380	221,435	224,250	219,529
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,500,178	9,750,944	9,532,722	9,725,204
Average shares outstanding - diluted	9,503,814	9,750,944	9,532,722	9,725,204
Book value shares	10,123,708	10,394,689	10,123,708	10,394,689
Net interest rate spread:	2.21%	2.53%	2.28%	2.90%
Net interest margin:	2.79%	2.97%	2.80%	3.24%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531